CYTOKINETICS OUTLINES VISION 2020 STRATEGIC INITIATIVE TO ADVANCE PORTFOLIO OF MUSCLE BIOLOGY
DRUG CANDIDATES

SOUTH SAN FRANCISCO, Calif. Jan 11, 2016 – Cytokinetics, Inc. (Nasdaq: CYTK) today outlined Vision 2020: Empowering Our Future, a strategic initiative designed to deepen and expand its pipeline over the next five years as well as advance a portfolio of muscle-biology directed drug candidates toward late-stage development and commercialization to address urgent unmet needs of people living with conditions characterized by impaired muscle function.

The key components of Vision 2020: Empowering Our Future are:

Progress proprietary research programs focused on muscle contractility, growth and energetics into development under new collaborations;
Advance next-generation skeletal and cardiac muscle activator compounds into clinical development by leveraging existing research collaborations;
Conduct late-stage clinical development of novel, first-in-class muscle activators for the potential treatment of amyotrophic lateral sclerosis (ALS), spinal muscular atrophy (SMA), heart failure and other diseases impacting muscle function;
Collaborate with patient communities to support the urgent development of new medicines for diseases of impaired muscle function with pressing unmet medical needs; and
Mature company operations to enable development, registration and commercialization of muscle biology drug candidates across North America and Europe.

Over the next five years, Cytokinetics envisions expanding its portfolio of novel muscle activators by leveraging proprietary and partnered programs, as the company transitions into a mature, commercial-ready organization with multiple, first-in-class compounds for the potential treatment of people living with diseases of impaired muscle function who have few if any treatment options.

This year, the company expects a decision regarding the potential advancement of omecamtiv mecarbil into Phase 3 clinical development in patients with heart failure, in collaboration with Amgen; to complete enrollment of VITALITY-ALS, its ongoing Phase 3 clinical trial of tirasemtiv in people with ALS; and to complete enrollment in the recently initiated Phase 2 clinical trial of CK-2127107 in people with SMA, in collaboration with Astellas.

“We are entering a transformative phase for the company and our shareholders and Vision 2020 provides the road map to focus our team on our near- and long-term opportunities,” said Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “We believe our proprietary insights into the mechanics of muscle contractility and performance can translate over the next five years into advanced medicines that may provide meaningful contributions to the treatment of some of the most devastating diseases impacting patients’ lives. Our commitment to maintaining a diverse portfolio of drug candidates, while investing in a world-class research and discovery operation sets us apart and will afford us key advantages to achieve Vision 2020.”

About Cytokinetics

Cytokinetics is a late-stage biopharmaceutical company focused on discovering, developing and commercializing first-in-class muscle activators as potential treatments for debilitating diseases in which muscle performance is compromised and/or declining. As a leader in muscle biology and the mechanics of muscle performance, the company is developing small molecule drug candidates specifically engineered to increase muscle function and contractility. Cytokinetics’ lead drug candidate is tirasemtiv, a fast skeletal muscle troponin activator, for the potential treatment of ALS. Tirasemtiv has been granted orphan drug designation and fast track status by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of ALS. Cytokinetics retains the right to develop and commercialize tirasemtiv. Cytokinetics is collaborating with Amgen Inc. to develop omecamtiv mecarbil, a novel cardiac muscle activator, for the potential treatment of heart failure. Cytokinetics is collaborating with Astellas Pharma Inc. to develop CK-2127107, a fast skeletal muscle activator, for the potential treatment of spinal muscular atrophy. Amgen holds an exclusive license worldwide to develop and commercialize omecamtiv mecarbil and Astellas holds an exclusive license worldwide to develop and commercialize CK-2127107. Both licenses are subject to Cytokinetics’ specified development and commercialization participation rights. For additional information about Cytokinetics, visit http://www.cytokinetics.com/.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ strategic initiatives; Cytokinetics’ and its partners’ research and development activities, including the initiation, conduct, design, enrollment, progress, continuation, completion and results of clinical trials; the significance and utility of preclinical study and clinical trial results; and the properties and potential benefits of Cytokinetics’ drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to further clinical development of tirasemtiv in ALS patients which will require significant additional funding, and Cytokinetics may be unable to obtain such additional funding on acceptable terms, if at all; the FDA and/or other regulatory authorities may not accept effects on slow vital capacity as a clinical endpoint to support registration of tirasemtiv for the treatment of ALS; potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and Cytokinetics’ actual results of operations, financial condition and liquidity, and the development of the industry in which it operates, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that Cytokinetics makes in this press release speak only as of the date of this press release. Cytokinetics assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Cytokinetics
Diane Weiser
Vice President, Corporate Communications, Investor Relations
(650) 624-3060